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                                    FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             NOTIFICATION OF REGISTRATION PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  The Travelers Separate Account QP for Variable Annuities

ADDRESS OF PRINCIPAL BUSINESS OFFICE:  One Tower Square, Hartford, CT 06183

TELEPHONE NUMBER:   (860) 277-0111

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

              Ernest J. Wright
              Assistant Secretary
              The Travelers Insurance Company
              One Tower Square
              Hartford, CT 06183

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                 /X/  Yes                /  /  No

         Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this Notification of Registration to be duly signed on behalf of the registrant in the City of Hartford and the State of Connecticut on the 11th day of January, 1996.


                                    THE TRAVELERS SEPARATE ACCOUNT QP
                                    FOR VARIABLE ANNUITIES

                                    By: The Travelers Insurance Company

                                    By: /s/ JAY S. FISHMAN
                                       -----------------------------------------
                                       Jay S. Fishman
                                       Vice Chairman and Chief Financial Officer


Attest:

By: /s/ ERNEST J. WRIGHT
    -----------------------------
    Ernest J. Wright
    Assistant Secretary